Exhibit 99.1

Press Release

Contact: Scott D. Henry
Las Vegas Sands Corp.
(702) 733-5502

Las Vegas Sands Corp. Reports Second Quarter 2005 Results
Sands Macao Achieves Record Adjusted Property EBITDAR of $81.0 Million

LAS VEGAS — August 3, 2005 – Las Vegas Sands Corp. (NYSE:LVS) today reported financial results for the second quarter ended June 30, 2005.

Net revenue for the second quarter of 2005 was $398.8 million compared to $266.7 million in the second quarter of 2004. The significant increase in net revenue in the second quarter of 2005 primarily reflects a full quarter of revenues from the Sands Macao casino, which opened midway through the second quarter of 2004.

Adjusted net income for the second quarter of 2005 was $95.5 million, or adjusted earnings per diluted share of $0.27, compared to adjusted net income of $39.5 million, or adjusted earnings per diluted share of $0.12, for the second quarter of 2004. (See the accompanying tables and footnotes, which reconcile net income to adjusted net income, reconcile net income and operating income to EBITDA and adjusted property EBITDAR, reconcile earnings per share to adjusted earnings per share and show the effect of tax adjustments on 2004 adjusted pro forma net income. See also Note 1 at the end of this release.)

Adjusted net income and adjusted earnings per diluted share during the second quarter of 2005 exclude pre-opening expenses, development expenses, gain on disposal of assets, and a loss on early retirement of debt. Adjusted net income and adjusted earnings per diluted share during the second quarter of 2004 exclude the gain on the sale of the Grand Canal Shops, pre-opening expenses and development expenses, and include a pro-forma provision for income taxes calculated as if the company had been a tax-paying entity in 2004. On a GAAP (Generally Accepted Accounting Principles) basis, net income was $86.4 million, or $0.24 per diluted share, in the second quarter of 2005 compared to net income of $461.9 million, or $1.42 per diluted share, in the second quarter of 2004. The second quarter 2004 results included a pre-tax gain of $418.1 million from the sale of the Grand Canal Shops.

“We experienced an exceptional quarter driven largely by record results at the Sands Macao,” stated William P. Weidner, President and Chief Operating Officer. “Adjusted property EBITDAR at the Sands Macao was a record $81.0 million.”

Consolidated adjusted property EBITDAR in the second quarter of 2005 was $151.5 million, an increase of 37.5 percent when compared to $110.2 million in the year-ago quarter.

Operating income during the second quarter of 2005 was $114.1 million compared to $495.1 million reported in the second quarter of 2004. The second quarter 2004 results included a gain of $418.1 million from the sale of the Grand Canal Shops.

“May 18, 2005 marked our one year anniversary in Macao,” continued Weidner. “We believe the strength of our operating performance and returns to date underscore the potential of the Asian marketplace and make us confident in our long-term plans to not only lead the development of the Cotai Strip™, but to be at the forefront of emerging opportunities in other Asian locations.”

Venetian Hotel Resort Casino Second Quarter Operating Results

In the second quarter of 2005, table games drop increased 13.7 percent to $253.2 million versus $222.6 million, and slot machine handle (volume) was $496.0 million compared to $521.4 million in the second quarter of 2004. Lower denominated slot handle ($1 and lower) experienced 6.6% growth compared to the year ago quarter, while higher denominated slot handle ($5 and higher) was down primarily due to much lower $500 denominated slot play. Casino revenues were $73.7 million in the second quarter of 2005 compared to $76.2 million during the prior year period. Table games win percentage (calculated before discounts) of 18.6 percent was below the normal range of 20 to 21.0% and below the 21.1 percent recorded in the second quarter of last year.

The Venetian’s average daily rate (ADR) was $231 during the second quarter of 2005 compared to $221 during the prior year’s second quarter. The Venetian’s occupancy of available guestrooms was 98.7 percent during the second quarter of 2005, essentially flat with 98.8 percent during the prior year period, generating revenue per available room (REVPAR) of $228 during the second quarter of 2005 versus $218 in the second quarter of 2004. Hotel revenues were $83.0 million during the second quarter of 2005 compared to $79.2 million during the second quarter of 2004.

Food and beverage revenues were $27.8 million in the second quarter of 2005 compared to $30.7 million last year, due primarily to lower banquet revenues resulting from fewer group room nights in favor of higher FIT room nights during the 2005 quarter. Retail and other operating revenues were $9.6 million compared to $16.6 million during the second quarter of 2004. The 2004 quarter included $5.4 million of retail revenues from the Grand Canal Shops.

In the second quarter of 2005, The Venetian reported adjusted property EBITDAR of $66.5 million compared to $78.2 million in the year-ago quarter. The decline is primarily attributable to lower table games hold percentage, lower high-end slot handle and lower banquet revenues versus a year ago.

Operating income for The Venetian during the second quarter of 2005 was $48.5 million compared to $480.9 million reported in the second quarter of 2004. The 2004 period included a gain of $418.1 million on the sale of the Grand Canal Shops.

Weidner stated “We look forward to September when two of our three new entertainment offerings at The Venetian are expected to open – The Blue Man Group and Tao, Las Vegas’ version of the popular New York based restaurant and nightclub. Work on the Phantom of the Opera theatre continues with a mid-2006 opening anticipated.”

Sands Macao Second Quarter Operating Results

The Sands Macao reported record adjusted property EBITDAR of $81.0 million for the second quarter of 2005. Rolling Chip volume was approximately $2 billion in the second quarter of 2005, up from approximately $856 million in the first quarter of 2005. Table games drop for the Non-Rolling Chip segment was $923 million in the second quarter of 2005, up from approximately $855 million in the first quarter of 2005.

Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.6 percent in the second quarter of 2005, while Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 16.6 percent in the second quarter of 2005. These results compare to our expected Rolling Chips table games win percentage (calculated before discounts and commissions) of 2.5% to 2.8% and our expected Non-Rolling Chip table games win percentage of 16.5% to 17.5%.

Slot handle (volume) for the second quarter was $167.3 million, up from $139.0 million in the first quarter of 2005.

Casino revenues were $201.1 million in the second quarter of 2005 compared to $171.0 million in the first quarter of 2005. Adjusted property EBITDAR was $81.0 million in the second quarter of 2005 compared to $67.8 million in the first quarter of 2005. And Operating Income was $74.8 million in the second quarter 2005, up from $60.5 million in the first quarter 2005 The increases in adjusted property EBITDAR and operating income versus prior reported quarters were primarily driven by the strength of our VIP business.

In light of the opening of the Sands Macao midway through the second quarter of 2004, comparisons between the 2005 second quarter and 2004 second quarter are not meaningful.

Sands Expo and Convention Center Operating Results

The Sands Expo and Convention Center generated $13.4 million of net revenues and $4.0 million of adjusted property EBITDAR for the second quarter 2005 compared to net revenues of $16.6 million and adjusted property EBITDAR of $5.1 million during the second quarter of 2004. Operating income was $3.1 million versus $4.2 million during the second quarter of 2004.

Other Factors Affecting Earnings

Interest expense, net of amounts capitalized, was $18.0 million for the second quarter of 2005, of which $0.8 million was related to the Sands Macao Casino and $2.0 million was related to the Sands Expo and Convention Center, as compared to net interest expense of $32.5 million during the second quarter of 2004. The year over year decline is the result of our strategic decision to retire $850.0 million of 11% Mortgage Notes, which were replaced with a combination of bonds bearing interest at a rate of 6.375% and lower cost bank debt. Interest expense also declined as a result of our redemption of $120.0 million of floating rate notes secured by assets at the Sands Macao casino during the quarter. Capitalized interest was $5.0 million during the second quarter of 2005 compared to $1.2 million during the second quarter of 2004.

Depreciation expense was $21.1 million for the second quarter of 2005, compared to $16.9 million for the second quarter of 2004. The increase primarily reflected the opening of the Sands Macao in the second quarter of 2004 when depreciation of that asset commenced.

Development expenses relating to our efforts in Macao, the United Kingdom, Singapore, and other projects were $5.6 million in the second quarter of 2005 compared to $2.2 million in the second quarter of 2004. The company had $0.5 million of pre-opening expenses during the second quarter of 2005 related to the opening of the Paiza Club at The Venetian and $8.4 million of pre-opening expenses related to the Sands Macao in the second quarter of 2004.

Balance Sheet Items

Unrestricted cash balances at June 30, 2005 stood at $650.2 million while restricted cash balances were $382.7 million. Of the restricted cash balances, $361.8 million is restricted for construction of the Palazzo Casino Resort, our second hotel casino resort property in Las Vegas.

As of June 30, 2005 total debt outstanding including the current portion, was $1.387 billion.

Capital Expenditures

Capital expenditures during the second quarter of 2005 totaled $221.4 million. Of this total, $22.8 million was utilized for improvements and maintenance capital expenditures at The Venetian in Las Vegas, $99.7 million was utilized for construction and development activities in Macao, and $98.9 million was utilized for construction and development activities for the Palazzo Casino Resort.

Weidner concluded, “Construction of our new 450,000 square-foot meeting complex in Las Vegas is progressing well and is expected to come on-line in two phases during the fourth quarter of this year and the first quarter of 2006. Additionally, construction of our new Palazzo Casino Resort is well underway. In Macao, we expect to break ground in September on an expansion of the Sands Macao that will dramatically enhance the size and scope of the property and increase gaming capacity by more than 65 percent. Construction of the Venetian Macao is moving along according to plan and we have decided to build out all 3,000 rooms in the initial phase, instead of the previously announced 1,500 rooms. Leasing activity for the Grand Canal Shops mall in the Venetian Macao has commenced and we have engaged an exclusive leasing agent and mall operator for that facility. Our plans to develop additional properties on the Cotai Strip are progressing well. We have made the strategic decision to own more real estate and operating businesses in Cotai, which will allow us to benefit more from that burgeoning market. We plan to build a 400 room luxury hotel under the Four Seasons brand, which will also include approximately 600 serviced apartment units and over 100,000 square feet of retail space. We are also master planning two additional 3,000 room hotels, to be built in multiple phases, with serviced apartments and a combined 450,000 square feet of retail space across the Cotai Strip from the Venetian Macao. We will own these properties and operate them under internationally recognized third party hotel brands.”

Conference Call Information

The company will hold a conference call to discuss the company’s results on Wednesday, August 3, 2005 at 8:30 a.m. PDT (11:30 a.m. EDT). Interested parties are invited to join the call by dialing (866) 202-4367 and using the access code 10076569. International callers, please dial (617) 213-8845, and use the same access code. The conference call will also be available through a live audio webcast at www.lasvegassands.com (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 74655239 from August 3, 2005 at approximately 1:30 p.m. PDT (4:30 p.m. EDT) through August 10, 2005.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

(1)	Adjusted net income (and adjusted earnings per share) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with GAAP. Reconciliations of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share are included in the financial schedules accompanying this release.

(tables to follow)

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues:
Casino	$274,808	$133,889	$540,594	$228,597
Rooms	83,983	79,230	170,060	164,597
Food and beverage	34,698	33,026	78,187	65,681
Grand Canal Shops	—	5,356	—	15,977
Retail	2,555	2,427	4,710	4,635
Other	21,799	25,490	48,098	52,877

	417,843	279,418	841,649	532,364
Less - Promotional Allowances	(19,022)	(12,761)	(39,034)	(26,521)

	398,821	266,657	802,615	505,843

Operating Costs and Expenses:
Casino-Hotel operations	247,371	154,826	484,939	277,753
Grand Canal Shops operations	—	1,612	—	6,490
Rental expense	3,682	2,442	7,387	5,096
Corporate expense	6,620	3,203	17,502	5,704
Pre-opening expense	504	8,502	504	16,345
Development expense	5,562	2,226	10,737	2,762
Depreciation and amortization	21,097	16,856	41,062	32,383
(Gain)/loss on disposal of assets	(158)	(418,097)	1,005	(418,073)

	284,678	(228,430)	563,136	(71,540)

Operating income	114,143	495,087	239,479	577,383

Interest expense, net of amounts capitalized	(17,969)	(32,464)	(45,052)	(65,291)
Interest income	7,133	638	14,527	1,094
Other expense	(1,291)	—	(1,291)	(9)
Loss on early retirement of debt	(4,166)	(1,371)	(137,000)	(1,371)

Income before income taxes	97,850	461,890	70,663	511,806

(Provision) benefit for income taxes	(11,421)	—	22,878	—

Net income	$86,429	$461,890	$93,541	$511,806

Basic income per share	$0.24	$1.42	$0.26	$1.58
Diluted income per share	$0.24	$1.42	$0.26	$1.57

Unaudited pro forma data
(reflecting change in tax status)(1)
Income before income taxes	n/a	$461,890	n/a	511,806
Pro forma provision for income taxes	n/a	$(162,255)	n/a	(179,771)

Pro forma net income	n/a	$299,635	n/a	$332,035

Unaudited pro forma per share data
(reflecting change in tax status)(1)
Basic pro forma net income per share	n/a	$0.92	n/a	$1.02
Diluted pro forma net income per share	n/a	$0.92	n/a	$1.02

Weighted average shares outstanding
Basic	354,160,692	324,658,394	354,160,692	324,658,394
Diluted	354,795,833	325,040,683	354,853,970	325,040,683

(1)	The Company converted from a flow through tax entity (Subchapter S Corporation) to a taxable entity (C Corporation) during mid December 2004.

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data-Adjusted net income and EPS
(In thousands,except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net income (pro forma net income for 2004) (see page 6)	$86,429	$299,635	$93,541	$332,035

(Gain)/loss on disposal of assets, net (1)	(100)	(271,763)	1,070	(271,747)
Pre-opening expenses,net (1)	328	8,482	328	16,007
Development expenses, net (1)	4,711	2,226	9,254	2,762
Loss on early retirement of debt, net (1)	4,166	891	90,508	891

Adjusted net income (2)	$95,534	$39,471	$194,701	$79,948

Per diluted share of common stock:
Net income (pro forma net income for 2004) (see page 6)	$0.24	$0.92	$0.26	$1.02
(Gain)/loss on disposal of assets, net (1)	0.00	(0.84)	0.00	(0.84)
Pre-opening expenses,net (1)	0.00	0.04	0.00	0.06
Development expenses, net (1)	0.02	0.00	0.03	0.01
Loss on early retirement of debt, net (1)	0.01	0.00	0.26	0.00

Adjusted EPS (2)	$0.27	$0.12	$0.55	$0.25

Weighted average diluted shares outstanding	354,795,833	325,040,683	354,853,970	325,040,683

(1)	Calculated net of estimated pro forma tax effect.

(2)	Adjusted net income and Adjusted EPS are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. Management also believes that these measures are considered by many to be more useful measures on which to base expectations of future results than net income and EPS computed in accordance with generally accepted accounting principles (“GAAP”).

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data — Net Revenues by Resort
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Venetian Casino Resort	$180,360	$184,607	$390,265	$393,987
Sands Macao	205,073	60,088	380,129	60,088
Sands Expo and Convention Center	13,388	16,606	32,221	35,791
Grand Canal Shops	—	5,356	—	15,977

	$398,821	$266,657	$802,615	$505,843

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income to EBITDA and Adjusted Property EBITDAR

	Three Months Ended June 30, 2005
	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening and Development Expenses	Corporate Expense	Rent	Adjusted Property EBITDAR

Venetian Resort	$48,454	$14,358	$(165)	$62,647	$504	$—	$3,308	$66,459

Sands Macao	74,769	6,064	7	80,840	—	—	171	81,011

Sands Expo Center	3,102	675	—	3,777	—	—	203	3,980

Other development	(5,562)	—	—	(5,562)	5,562	—	—	—

Corporate	(6,620)	—	—	(6,620)	—	6,620	—	—

	$114,143	$21,097	$(158)	$135,082	$6,066	$6,620	$3,682	$151,450

	Three Months Ended June 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening and Development Expenses	Corporate Expense	Rent	Adjusted Property EBITDAR

Venetian Resort	$480,929	$13,556	$(418,234)	$76,251	$56	$—	$1,883	$78,190

Grand Canal Shops	3,006	478	137	3,621	—	—	257	3,878

Sands Macao	12,419	2,047	—	14,466	8,446	—	98	23,010

Sands Expo Center	4,162	775	—	4,937	—	—	204	5,141

Other development	(2,226)	—	—	(2,226)	2,226	—	—	—

Corporate	(3,203)	—	—	(3,203)	—	3,203	—	—

	$495,087	$16,856	$(418,097)	$93,846	$10,728	$3,203	$2,442	$110,219

	Six Months Ended June 30, 2005

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening and Development Expenses	Corporate Expense	Rent	Adjusted Property EBITDAR

Venetian Resort	$122,215	$27,803	$(165)	$149,853	$504	$—	$6,607	$156,964

Sands Macao	135,278	11,888	7	147,173	1,269	—	374	148,816

Sands Expo Center	10,119	1,371	—	11,490	—	—	406	11,896

Other Development	(10,631)	—	1,163	(9,468)	9,468	—	—	—

Corporate	(17,502)	—	—	(17,502)	—	17,502	—	—

	$239,479	$41,062	$1,005	$281,546	$11,241	$17,502	$7,387	$317,676

	Six Months Ended June 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening and Development Expenses	Corporate Expense	Rent	Adjusted Property EBITDAR

Venetian Resort	$562,193	$26,929	$(418,210)	$170,912	$1,410	$—	$3,705	$176,027

Grand Canal Shops	6,771	1,824	137	8,732	—	—	886	9,618

Sands Macao	5,332	2,109	—	7,441	15,471	—	98	23,010

Sands Expo Center	11,017	1,521	—	12,538	—	—	407	12,945

Other Development	(2,226)	—	—	(2,226)	2,226	—	—	—

Corporate	(5,704)	—	—	(5,704)	—	5,704	—	—

	$577,383	$32,383	$(418,073)	$191,693	$19,107	$5,704	$5,096	$221,600

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net Income	$86,429	$461,890	$93,541	$511,806
Add (Deduct) :
Provision (benefit) for income taxes	11,421	—	(22,878)	—
Other income (expense)	1,291	—	1,291	9
Interest income	(7,133)	(638)	(14,527)	(1,094)
Interest expense, net of amounts capitalized	17,969	32,464	45,052	65,291
Loss on early retirement of debt	4,166	1,371	137,000	1,371
(Gain)/loss on disposal of assets	(158)	(418,097)	1,005	(418,073)
Depreciation and amortization	21,097	16,856	41,062	32,383

EBITDA	135,082	93,846	281,546	191,693

Add :
Rental expense	3,682	2,442	7,387	5,096
Pre-opening expense	504	8,502	504	16,345
Development expense	5,562	2,226	10,737	2,762
Corporate expense	6,620	3,203	17,502	5,704

Adjusted Property EBITDAR	$151,450	$110,219	$317,676	$221,600

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Total Adjusted Property EBITDAR(1)	$151,450	$110,219	$317,676	$221,600

Room Statistics for the Venetian:
Occupany %	98.7%	98.8%	98.3%	98.8%
Average Daily Room Rate (ADR)(2)	$231	$221	$237	$228
Revenue per available room (REVPAR)(3)	$228	$218	$233	$225

Other Information:
Venetian:
Table games win per unit per day(4)	$3,778	$3,746	$4,921	$4,918
Slot machine win per unit per day(5)	$185	$198	$180	$185
Average number of table games	137	138	136	134
Average number of slot machines	1,996	2,000	1,994	2,001

Sands Macao:
Table games win per unit per day(4)	$6,343	$4,432	$5,920	$4,432
Slot machine win per unit per day(5)	$187	$179	$183	$179
Average number of table games	356	277	346	277
Average number of slot machines	822	460	793	460

(1)	Adjusted EBITDAR consists of operating income before depreciation, amortization, rent, pre-opening expense, development expense, the gain/loss on disposition of assets and corporate expenses. Adjusted EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes adjusted EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands Corp. is also presenting adjusted EBITDAR because it is used by some investors as a way to measure a company´s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands Corp. have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corpoarte expenses, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating adjusted EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in adjusted EBITDAR and (2) how adjusted EBITDAR compares to levels of debt and interest expense. However, adjusted EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands Corp. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in adjusted EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, adjusted EBITDAR as presented by Las Vegas Sands Corp. may not be comparable to similarly titled measures presented by other companies. Adjusted property EBITDAR consists of adjusted EBITDAR for a particualr property, such as The Venetian in Las Vegas and the Sands Macao in Macao.

(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(4)	Table games win per unit per day shown before discounts and commissions.

(5)	Slot machine win per unit per day includes slot points.